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                                 PRESS RELEASE

Contact:  Lyle Feye                      Richard Fishbein
          AXIA Incorporated              Cortec Group Fund III, L.P.
          (713) 425-2150                 (212) 370-5600


                  AXIA INCORPORATED ANNOUNCES RECEIPT OF 100%
              OF THE CONSENTS IN CONNECTION WITH DEBT TENDER OFFER

HOUSTON, August 14, 2000 - AXIA Incorporated (AXIA), a leading designer, manufacturer, distributer and marketer of a diverse range of products including productivity enhancing construction tools, formed wire products, industrial bag closing equipment and systems, and material handling systems, announced today that it has received tenders and consents from holders representing 100% of the $100 million outstanding principal amount of its 10 3/4% Senior Subordinated Notes due 2008, and as a result, the requisite noteholder approvals have been received for the proposed amendments to the indenture governing the notes. AXIA will execute the supplemental indenture implementing the proposed amendments, but such amendments will not become operative unless and until all validly tendered notes are purchased in the tender offer.

The tender offer is scheduled to expire at 12:00 midnight, New York City Time, on August 25, 2000, unless extended. Closing of the tender offer is subject to certain customary conditions, including the consummation of the merger between an affiliate of Cortec Group Fund III, L.P. and AXIA Group, Inc., the parent company of AXIA Incorporated. The merger is expected to close in mid-August, 2000.

First Union Securities, Inc. is the dealer manager and State Street Bank and Trust Company is acting as the depository for the tender offer. Information concerning the tender offer, the consent solicitation, the consideration to be paid and additional information concerning the terms of the tender offer may be obtained by contacting First Union Securities, Inc. at 704-383-0848.

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